Exhibit 10.12

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT effective as of January 1, 2002, by and between Anna’s Linen Company, a California corporation (the “Company”), and Alan Gladstone (the “Executive”).

WITNESSETH:

WHEREAS, the Company desires to employ the Executive to serve as the Chief Executive Officer of the Company; and

WHEREAS, the Company and the Executive each deem it necessary and desirable to execute a written document setting forth the terms and conditions of said relationship.

NOW, THEREFORE, in consideration of the premises and mutual obligations hereinafter set forth the parties agree as follows:

1. Definitions. For purposes of this Agreement, the following terms shall have the following definitions:

“Additional Amount” means the amount the Company shall pay to the Executive in order to indemnify the Executive against all claims, losses, damages, penalties, expenses, interest, and Excise Taxes (including additional taxes on such Additional Amount) incurred by Executive as a result of Executive receiving Change of Control Benefits as further described in Section 9(c) of this Agreement.

“Arbitrators” means the arbitrators selected to conduct any arbitration proceeding in connection with any disputes arising out of or relating to this Agreement.

“Base Salary” means the annual salary to be paid to Executive as set forth in Section 4(a) of this Agreement.

“Benefit Plans” has the meaning set forth in Section 4(f) of this Agreement.

“Board” means the Board of Directors of the Company.

“California Arbitration Act” means the California Arbitration Act, as amended from time to time.

“Change of Control” means any of the following events which occur during the Term of this Agreement:

(i) any “person”, as that term is used in Section 13(d) and Section 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), becomes, is discovered to be, or files a report on Schedule 13D or 14D-1 (or any successor schedule, form or report) disclosing that such person is a beneficial owner (as defined in Rule 13d-3 under the Exchange Act or any successor rule or regulation), directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company’s then outstanding securities entitled to vote generally in the election of directors, regardless of whether or not the Board shall have approved the acquisition of such securities by the acquiring person;

(ii) the Company is merged, consolidated or reorganized into or with another corporation or other legal person, or securities of the Company are exchanged for securities of another corporation or other legal person, and immediately after such merger, consolidation, reorganization or exchange less than 80% of the combined voting power of the then-outstanding securities of such corporation or person immediately after such transaction are held, directly or indirectly, in the aggregate by the holders of securities entitled to vote generally in the election of directors of the Company immediately prior to such transaction;

(iii) the Company, in any transaction or series of related transactions, sells all or substantially all of its assets to any other corporation or other legal person and less than a majority of the combined voting power of the then-outstanding securities of such corporation or person immediately after such sale or sales are held, directly or indirectly, in the aggregate by the holders of securities entitled to vote generally in the election of directors of the Company immediately prior to such sale;

(iv) the Company and its affiliates shall sell or transfer (in a single transaction or series of related transactions) to a non-affiliate business operations or assets that generated at least two-thirds of the consolidated revenues (determined on the basis of the Company’s four most recently completed fiscal quarters) of the Company and its subsidiaries immediately prior thereto;

(v) the Company files a report or proxy statement with the Securities and Exchange Commission pursuant to the Exchange Act disclosing in response to Form 8-K (or any successor, form or report or item therein) that a change in control of the Company has occurred; or

(vi) any other transaction or series of related transactions occur that have substantially the effect of the transactions specified in any of the preceding clauses in this sentence.

“Change of Control Benefits” means the Termination Payment and all other payments, benefits or compensation (except for the Additional Amount) which the Executive receives or has the right to receive from the Company or any of its affiliates solely as a result of Executive’s Change of Control Termination.

“Change of Control Termination” means (i) a Termination Without Cause of the Executive’s employment by the Company, in anticipation of, on, or within eighteen (18) months after a Change of Control, (ii) the Executive’s resignation for Good Reason on or within eighteen (18) months after a Change of Control, or (iii) Executive’s giving of a Termination Notice of Voluntary Termination during the thirty days immediately following the Change of Control or during the thirty days immediately following the one year anniversary of the Change of Control.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” means Anna’s Linen Company, a California corporation, and any successor to its business and/or assets which assumes and agrees to perform this Agreement by operation of law, or otherwise.

“Company Shares” means the shares of common stock of the Company or any securities of a successor company which shall have replaced such common stock.

“Compensation Committee” means the compensation committee of the Board.

“Excess Parachute Payments” has the meaning set forth in section 280G of the Code.

“Excise Tax” means a tax on Excess Parachute Payments imposed pursuant to Code section 4999 and any tax under any similar provision of any applicable state income tax law.

“Executive” means the person identified in the preamble paragraph of this Agreement.

“Good Reason” means any of the following:

(i) a change in the Executive’s status, position or responsibilities (including reporting responsibilities) which, in the Executive’s reasonable judgment and without Executive’s consent, represents a reduction in or demotion of the Executive’s status, position or responsibilities as in effect immediately prior such change; the assignment to the Executive of any duties or responsibilities which, in the Executive’s reasonable judgment, are inconsistent with such status, position or responsibilities; or any removal of the Executive from or failure to reappoint or reelect the Executive to any of such positions, except in connection with a Termination with Cause, as a result of the Executive’s death or Permanent Disability or by Voluntary Termination;

(ii) a reduction in the Executive’s Base Salary as in effect on the date hereof or as the same may be increased from time to time or modifying, suspending, discontinuing, or terminating any Benefit Plan in a manner which treats Executive differently than other similarly situated employees or singles out or discriminates against Executive;

(iii) the relocation of the Company’s principal executive offices to a location outside a thirty-mile radius of Costa Mesa, California or the Company’s requiring the Executive to be based at any place other than a location within a thirty-mile radius of Costa Mesa, California without the Executive’s consent, except for reasonably required travel on the Company’s business;

(iv) the failure by the Company to continue to provide the Executive with compensation and benefits provided for under this Agreement or benefits substantially similar to those provided to the Executive under any of the employee benefit plans in which the Executive is or becomes a participant, or the taking of any action by the Company which would directly or indirectly materially reduce any of such benefits or deprive the Executive of any material fringe benefit enjoyed by the Executive at the time of the Change of Control;

(v) any material breach by the Company of any provision of this Agreement;

(vi) any purported termination of Executive’s employment by the Company which is not effected pursuant to the procedures set forth in Section 3; or

(vii) the Company’s failure to obtain an agreement reasonably satisfactory to Executive from any successor or assign of the Company to assume and agree to perform this Agreement.

“Permanent Disability” means a complete physical or mental inability, confirmed by a licensed physician, to perform the services described in Section 2 of the Agreement that continues for a period of six (6) consecutive months.

“Term” has the meaning assigned to it in Section 3 of this Agreement.

“Termination Date” means the date employment of Executive is terminated, which date shall be (i) in the case of Executive’s Permanent Disability, thirty (30) days after a Termination Notice is given and Executive does not return to the full-time performance of his duties within such thirty (30) day period, (ii) in all other instances not involving a Change of Control, the date specified as the Termination Date in the Termination Notice, which date shall not be less than thirty nor more than sixty (60) days from the date the Termination Notice is given, and (iii) in the case of a Change of Control Termination, the actual effective date of such Change of Control Termination.

“Termination Notice” means a written notice of termination of employment by Executive or the Company.

“Termination Payment” has the meaning set forth in Section 9(b)(i) of this Agreement.

“Termination With Cause” means the termination of the Executive’s employment by act of the Board for any of the following reasons:

(i) the Executive’s conviction for a felony;

(ii) the Executive’s theft, embezzlement, misappropriation of or intentional infliction of material damage to the Company’s property or business opportunity;

(iii) the Executive’s ongoing willful neglect of or failure to perform his duties hereunder or his ongoing willful failure or refusal to follow any reasonable, unambiguous duly adopted written direction of the Board or any duly constituted committee thereof that is not inconsistent with the description of the Executive’s duties set forth in Section 2, if such willful neglect or failure is materially damaging or materially detrimental to the business and operations of the Company; provided that Executive shall have received written notice of such failure and shall have continued to engage in such failure after thirty (30) days following receipt of such notice from the Board, which notice specifically identifies the manner in which the Board believes that Executive has engaged in such failure.

For purposes of this subsection, no act, or failure to act, shall be deemed “willful” unless done, or omitted to be done, by Executive not in good faith, and without reasonable belief that such action or omission was in the best interest of the Company. Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice to Executive and an opportunity for Executive, together with his counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, Executive was guilty of misconduct as set forth above, and of continuing such misconduct after notice from the Board.

“Termination Without Cause” means the termination of the Executive’s employment by the Company for any reason other than Termination With Cause, or termination by the Company due to Executive’s death or Permanent Disability.

“Voluntary Termination” means the Executive’s voluntary termination of his employment hereunder for any reason other than Good Reason. If the Executive gives a Termination Notice of Voluntary Termination and, prior to the Termination Date, the Executive voluntarily refuses or fails to provide substantially all the services described in Section 2 hereof for a period greater than two consecutive weeks, the Voluntary Termination shall be deemed to be effective as of the date on which the Executive so ceases to carry out his duties. Voluntary refusal to perform services shall not include taking vacation otherwise permitted in accordance with Section 4 hereof, the Executive’s failure to perform services on account of his illness or the illness of a member of his immediate family, provided such illness is adequately substantiated at the reasonable request of the Company, or any other absence from service with the written consent of the Board.

2. Employment; Services. The Company shall employ the Executive, and the Executive agrees to be so employed, in the capacity of Chief Executive Officer of the Company to serve for the Term hereof, subject to earlier termination as hereinafter provided. The Executive shall devote such amount of his time and attention to the Company’s affairs as are necessary to perform his duties to the Company in his capacity as Chief Executive Officer. The Executive shall have authority and responsibility with respect to the day-to-day management of the Company, consistent with direction from the Company’s Board.

3. Term; Termination.

(a) The Company hereby employs Executive and Executive accepts such employment for a term of five (5) years commencing effective as of January 1, 2002 and ending January 1, 2007, unless the Executive’s employment is terminated earlier in accordance with the terms of this Agreement (such period of employment being hereafter referred to as the “Term”).

(b) Any purported termination of employment by Executive or the Company shall be communicated by a Termination Notice. The Termination Notice shall indicate the specific termination provision in this Agreement relied upon and set forth the facts and circumstances claimed to provide a basis for termination. If the party receiving the Termination Notice notifies the other party prior to the Termination Date that a dispute exists concerning the termination, the Termination Date shall be extended until the dispute is finally determined, either by mutual written agreement of the parties, by a binding arbitration award, or by a final judgment, order or decree of a court of competent jurisdiction. The Termination Date shall be extended by a notice of dispute only if such notice is given in good faith and the party giving such notice pursues the resolution of such dispute with reasonable diligence. Notwithstanding the pendency of any such dispute, the Company will continue to pay Executive his full compensation in effect when the notice giving rise to the dispute was given and Executive shall continue as a participant in all Benefit Plans in which Executive participated when the Termination Notice giving rise to the dispute was given, until the dispute is finally resolved in accordance with this subsection. Amounts paid under this subsection are in addition to all other amounts due under this Agreement and shall not be offset against or reduce any other amounts due under this Agreement.

4. Compensation.

(a) Base Salary. During the Term, the Company shall pay the Executive for his services a minimum Base Salary, commencing January 1, 2002, of $350,000.00 per annum, to be paid in such installments as corresponds to the Company’s payroll cycle for all employees, such Base Salary being subject to increases as described in Section 4(b) below and any additional increases approved by the Board.

(b) Increases in Base Salary Based on Corporate Performance. On January 1 of each year during the Term, commencing January 1, 2003, the Base Salary then in effect shall be increased by $50,000 per annum if the Company has net income after taxes for the then most recent completed fiscal year. Once adjusted upward pursuant to this Section, the Base Salary cannot be subsequently reduced.

(c) Bonus Compensation. Executive shall be entitled to receive a bonus for each fiscal year ended January 2003 through January 2007 equal to a designated percentage of the Bonus Pool (as defined below), based on the amount of the Company’s net income after tax for such fiscal year, as set forth in the following table; subject, however, to the limitations as set forth below in this paragraph (c):

Amount of Company’s Net Income After Tax	Percentage of Bonus Pool to Which Executive is Entitled
Net income after tax is 15% or greater than net income after tax for immediately preceding fiscal year	100%

Net income after tax: (i) equals net income after tax for immediately preceding fiscal year, or (ii) exceeds net income after tax for immediately preceding fiscal year by less than 15%	75%

Net income after tax is less than net income after tax for immediately preceding fiscal year	50%

Net loss after tax	0%

For purposes of this Section 4(c), the amount of the “Bonus Pool” initially shall be $400,000 for the fiscal year ended January 2003. The amount of the Bonus Pool for any subsequent year shall increase by $50,000 over the Bonus Pool in effect for the immediately prior fiscal year if net income after tax in such subsequent year exceeds net income after tax for the immediately preceding fiscal year by 10% or more. Notwithstanding the percentages set forth in the table above or any other provision of this Agreement to the contrary, the Company must have remaining net income after payment of the bonus such that the net income test in the left hand column of the table continues to be met. If the net income test cannot continue to be met after payment of the bonus, then the amount of the bonus must be reduced to the next lowest level until the test is met.

By way of example, if the Company’s net income after tax for the fiscal year ended January 2002 is $1,000,000 and the Company’s net income after tax is for the fiscal year ended January 2003 equals $1,600,000, then Executive shall be entitled to receive 100% of the bonus pool for January 2003, which equals $400,000. ($1,600,000 exceeds 2002 income by $600,000 or more than 15%. After payment of the bonus of $400,000, the Company will have remaining $1,200,000 net income, which will still exceed 2002 income by more than 15%. Therefore, payment of the $400,000 bonus is appropriate.) If, however, the Company’s net income after tax for the fiscal year ended January 2003 equals $1,160,000, then Executive shall be entitled to receive 50% of the bonus pool for that year, or $200,000. (While $1,160,00 exceeds $1,000,000 by more than 15%, payment of a $400,000 bonus would leave $760,000 remaining. $760,000 does not exceed $1,000,000. Therefore, in this instance, Executive would be entitled to a bonus of only $200,000. $1,160,000 minus $200,000 equals $960,000, which amount of net income is less than $1,000,000, the prior year’s net income. Therefore, payment of 50% of the bonus pool in accordance with the table above would be appropriate.) If the Company’s net income after tax for the fiscal year ended January 2003 equals $100,000, then Executive would not be entitled to any bonus. Payment of a $200,000 bonus in this situation would yield a net loss of $100,000. Therefore, the executive would not be entitled to any bonus.

Any bonus to which Executive shall be entitled in respect of performance for any particular fiscal year ended in January shall be paid by no later than April 30 of such year.

(d) Additional Bonuses. In addition to the bonus compensation provided for in Section 4(c), Executive shall be entitled to any additional bonuses as may be approved by the requisite number of independent members of the Board.

(e) Option Awards. During the Term, but only after the occurrence of an initial public offering of the Company Shares, the Executive shall also be eligible to receive Company stock options as may be granted by the Board solely in its discretion, based upon the recommendations of the Compensation Committee.

(f) Benefit Plans. During the Term, Executive shall be entitled to the following benefits (collectively, “Benefit Plans”):

(i) Participation in, and to all rights and benefits provided by, each and every health, life, medical, dental, disability, insurance and welfare plan maintained by the Company including, without limitation, the benefits contemplated by Section 5 of this Agreement, that are maintained from time to time by the Company for the benefit of employees performing similar services, but in no event coverage less extensive than that afforded to Executive by the Company immediately prior to the date of this Agreement;

(ii) Sick leave and personal leave with pay in accordance with the prevailing policies of the Company;

(iii) Life insurance policy on the life of Executive with a death benefit of $2,500,000 for which Executive shall designate the beneficiary;

(iv) Disability insurance policy with a benefit of $10,000 per month;

(v) At all times during the term hereof, the Company, at its expense, shall furnish to Executive a fully equipped automobile of the Executive’s choice, for Executive’s use in the performance of his duties hereunder. The Company shall pay the cost of maintenance, operation, upkeep and repair of said automobile including license fees and insurance premiums. Notwithstanding the foregoing, the Company acknowledges that from January 1, 2002 through the date of the signing of this Agreement, the Company, at its expense, has furnished two automobiles to Executive.

(vi) Participation in the Company’s deferred compensation plan and profit sharing plans, as currently in effect or as may subsequently be amended by the Company for the benefit of employees performing similar services, but in no event may Executive’s benefits under such plans be less extensive than that afforded to Executive by the Company immediately prior to the date of this Agreement; and

(vii) Any other benefits not specifically set forth herein as may be granted by the Company, in its sole and absolute discretion, to employees performing similar services.

(g) Vacation. The Executive shall be entitled each calendar year to vacation time, during which time his compensation shall be paid in full. The time allotted for such vacation shall be four (4) weeks.

(h) Continuation of Welfare Benefits. If Executive’s employment is terminated due to Executive’s Termination Without Cause or termination for Good Reason, the Company will continue to provide all benefits pursuant to Benefit Plans for a period of two (2) years following the Termination Date, and if Executive is no longer eligible to participate in one or more of the Benefit Plans because of such termination, Executive shall be entitled to, and the Company shall provide to Executive, benefits substantially equivalent to those Benefit Plans to which Executive was entitled immediately prior to such termination for two (2) years after the Termination Date. If Executive’s employment is terminated due to a Change of Control Termination, the Company will continue to provide all benefits pursuant to Benefit Plans for a period of three (3) years following the Termination Date, and if Executive is no longer eligible to participate in one or more of the Benefit Plans because of such termination, Executive shall be entitled to, and the Company shall provide to Executive, benefits substantially equivalent to those Benefit Plans to which Executive was entitled immediately prior to such termination for three (3) years after the Termination Date. The Company shall bear all costs related to the continuation of benefits pursuant to this paragraph (h) except for such portion of said costs that the Executive was responsible for prior to such Termination Date.

(i) Overall Qualification. Nothing in this Agreement shall be construed as preventing the Company from modifying, suspending, discontinuing or terminating any of the Benefit Plans without notice or liability to Executive so long as (i) the modification, suspension, discontinuation or termination of any such plan is authorized by and performed in accordance with the specific provisions of such plan and (ii) such modification, suspension, discontinuation or termination is taken generally with respect to all similarly situated employees of the Company and does not single out or discriminate against Executive.

5. Expenses. The Company recognizes that the Executive will incur certain out-of-pocket expenses, including but not limited to travel expenses, related to his services and the Company’s business and the Company agrees to reimburse the Executive for all reasonable expenses necessarily incurred by him in the performance of his duties upon presentation of a voucher or documentation indicating the amount and business purposes of any such expenses; provided that Executive complies with the Company’s policies and procedures regarding business expenses.

6. Voluntary Termination; Termination With Cause. Except as otherwise provided in Section 9 of this Agreement, if (i) the Executive shall cease being an employee of the Company on account of a Voluntary Termination or (ii) there shall be a Termination With Cause, the Executive shall not be entitled to any compensation after the Termination Date of such Voluntary Termination or Termination With Cause (except Base Salary and vacation accrued but unpaid on the Termination Date of such event, and the amount of any bonus earned by Executive pursuant to this Agreement but unpaid as of the Termination Date). Notwithstanding the foregoing, after any Voluntary Termination or Termination With Cause, all vested options, if any, held by Executive shall continue to be exercisable for a period of three (3) months after such event.

7. Death or Disability. In the event of the Executive’s Permanent Disability, the Company may elect to terminate Executive’s employment with the Company. Upon termination of Executive’s employment due to Executive’s death or Permanent Disability, the Company shall continue to pay the Executive or his heirs, devisees, executors, legatees or personal representatives, as appropriate, the semi-monthly payments of the Base Salary then in effect for two (2) years from the Termination Date. The Company shall also pay any amounts due pursuant to the terms of any Benefit Plans in which Executive was a participant and the amount of any earned but unpaid bonus for the fiscal year in which Executive’s employment by the Company was terminated. In addition, upon termination of Executive’s employment on account of death or Permanent Disability, Executive and/or his heirs shall be permitted to participate in, and have all rights and benefits provided by, all Benefit Plans which Executive was eligible to participate in immediately prior to the Termination Date (to the extent such participation is possible under the laws then pertaining to such Benefit Plans), for a minimum of three (3) years following the Termination Date.

8. Termination Without Cause. Resignation for Good Reason. The Company may terminate Executive for any reason, or no reason at all, at any time and Executive may terminate this Agreement at any time for Good Reason, provided that, upon termination of this Agreement by the Executive for Good Reason or in the event of a Termination Without Cause, except as otherwise provided in Section 9 of this Agreement, the Company shall provide the compensation and benefits set forth in this Section 8. Executive may terminate this Agreement for Good Reason notwithstanding any incapacity due to physical or mental illness. Executive’s continued employment shall not constitute consent to, or a waiver of, rights with respect to any circumstances constituting Good Reason hereunder.

(a) Base Salary and Benefit Plans. The Company shall continue to pay the Executive the semi-monthly payments of the Base Salary then in effect for a period equal to the greater of the remaining Term of this Agreement or one year after the Termination Date in respect of any Termination Without Cause or Resignation for Good Reason. The Company shall also pay on such Termination Date any amounts due pursuant to the terms of any Benefit Plans and the amount of any earned bonus to be paid to Executive for the fiscal year in which Executive’s employment shall be so terminated. In addition, Executive shall be permitted to participate in, and have all rights and benefits provided by, all Benefit Plans which Executive shall have been eligible to participate in immediately prior to the Termination Date (to the extent such participation is possible under the laws then pertaining to such Benefit Plans), for the period provided by Section 4(h).

(b) Stock Options. All options, if any, granted to Executive by the Board shall become fully vested and immediately exercisable at the Termination Date in respect of any Termination Without Cause or Resignation for Good Reason; provided, however, that the acceleration of exercisability or issuance shall be subject to the imposition of such restrictions on transferability of the subject Company Shares as may be necessary to permit Company Shares issued upon exercise of such options to continue to qualify for the exception from Section 16(b) of the Securities Exchange Act of 1934, as amended, provided by Rule 16b-3 thereunder. Any written grant of Options to the Executive shall contain the foregoing vesting provision. .

(c) Legal Fees. The Company shall also pay to Executive all legal fees and expenses incurred by Executive as a result of a Termination Without Cause or Executive’s resignation for Good Reason (including all such fees and expenses, if any, incurred in contesting or disputing any such termination or in seeking to obtain or enforce any right or benefit provided by this Agreement).

9. Change of Control.

(a) Termination in Connection with a Change of Control. Notwithstanding any other provision in this Agreement or any other agreement pre-dating this Agreement between the Company and Executive, in the event of a Change of Control Termination, the Company shall, on the Termination Date in respect of such Change of Control Termination, pay the Executive, in addition to any Base Salary earned but not paid through the Termination Date and any amounts due pursuant to Benefit Plans and the amount of Executive’s earned and unpaid bonus for the fiscal year in which Executive’s employment is so terminated, as applicable, the compensation and benefits set forth in Section 9(b).

(b) Compensation and Benefits.

(i) A Termination Payment shall be paid which is equal to the sum of three (3) times the Executive’s annual base salary in effect on the Termination Date plus two (2) times the average annual cash bonus paid to the Executive for the previous two fiscal years under this Agreement or otherwise (“Termination Payment”). Notwithstanding Section 9(a), the Termination Payment shall be calculated and paid immediately prior to the closing of the transactions constituting a Change of Control if the Executive receives notice prior to the Change of Control that his employment will be terminated on or after the Change of Control.

(ii) Executive shall be permitted to participate in, and have all rights and benefits provided by, all Benefit Plans which Executive was eligible to participate in immediately prior to the Termination Date (to the extent such participation is possible under the laws then pertaining to such Benefit Plans), for the period provided by Section 4(h).

(iii) All options granted to Executive shall become fully vested and immediately exercisable at the time of a Change in Control Termination; provided, however, that the acceleration of exercisability or issuance shall be subject to the imposition of such restrictions on transferability of the subject Company Shares as may be necessary to permit Company Shares issued upon exercise of such options to continue to qualify for the exception from Section 16(b) of the Securities Exchange Act of 1934, as amended, provided by Rule 16b-3 thereunder. Any written grant of options to the Executive shall contain the foregoing vesting provision.

(iv) The Company shall also pay to Executive all legal fees and expenses incurred by Executive as a result of a termination described in Section 9(a) of this

Agreement (including all such fees and expenses, if any, incurred in contesting or disputing any such termination or in seeking to obtain or enforce any right or benefit provided by this Agreement or in connection with any tax audit or proceeding to the extent attributable to the application of Section 4999 of the Code to any payment or benefit provided hereunder).

(c) Tax Matters. If the Excise Tax on Excess Parachute Payments will be imposed on the Executive under Code section 4999 as a result of the Executive’s receipt of the Change of Control Benefits, the Company shall indemnify the Executive and hold him harmless against all claims, losses, damages, penalties, expenses, interest, and Excise Taxes. To effect this indemnification, the Company shall pay to the Executive the Additional Amount which is sufficient to indemnify and hold the Executive harmless from the application of Code sections 280G and 4999, including the amount of (i) the Excise Tax that will be imposed on the Executive under section 4999 of the Code with respect to the Change of Control Benefits; (ii) the additional (A) Excise Tax under section 4999 of the Code, (B) hospital insurance tax under section 3111(b) of the Code and (C) federal, state and local income taxes for which the Executive is or will be liable on account of the payment of the amount described in subitem (i); and (iii) the further excise, hospital insurance and income taxes for which the Executive is or will be liable on account of the payment of the amount described in subitem (ii) and this subitem (iii) and any other indemnification payment under this Section 9(e). The Additional Amount shall be calculated and paid to the Executive at the time that the Termination Payment is paid to the Executive. In calculating the Additional Amount, the highest marginal rates of federal and applicable state and local income taxes applicable to individuals and in effect for the year in which the Change of Control occurs shall be used. Nothing in this paragraph shall give the Executive the right to receive indemnification from the Company for federal, state or local income taxes or hospital insurance taxes payable solely as a result of the Executive’s receipt of (a) the Change in Control Benefits, or (b) any additional payment, benefit or compensation other than the Additional Amount. As specified in items (ii) and (iii), above, all income, hospital insurance and additional Excise Taxes resulting from additional compensation in the form of the Excise Tax payment specified in item (i), above, shall be paid to the Executive.

The provisions of this Section 9(c) are illustrated by the following example:

Assume that the Termination Payment and all other Change of Control Benefits result in a total federal, state and local income tax and hospital insurance tax liability of $180,000; and an Excise Tax liability under Code section 4999 of $70,000. Under such circumstances, the Executive is solely responsible for the $180,000 income and hospital insurance tax liability; and the Company must pay to the Executive $70,000, plus an amount necessary to indemnify the Executive for all federal, state and local income taxes, hospital insurance taxes, and Excise Taxes that will result from the $70,000 payment to the Executive and from all further indemnification to the Executive of taxes attributable to the initial $70,000 payment.

10. Employment Status. The parties acknowledge and agree that Executive is an employee of the Company, not an independent contractor. Any payments made to Executive by the Company pursuant to this Agreement shall be treated for federal and state payroll tax purposes as payments made to a Company employee, irrespective of whether such payments are made subsequent to the Termination Date.

11. Indemnification. The Company shall indemnify Executive, to the maximum extent permitted by applicable law, against all costs, charges and expenses (including amounts paid in settlement and reasonable attorneys’ fees) incurred or sustained by him in connection with any action, suit or proceeding to which he may be made a party by reason of his being an officer, director, employee or agent of the Company or of any subsidiary or affiliate of the Company. The rights contained in this Section 11 shall be in addition to, and shall not limit, any rights of Executive under the Articles of Incorporation or Bylaws of the Company.

12. Inventions; Trade Secrets, etc.

(a) The Executive hereby represents and warrants that there are no inventions, discoveries or trade secrets owned by him relating to the business of the Company which have not been assigned to the Company, and he acknowledges that any such inventions, discoveries or trade secrets, whether patentable or not, made or found by him during his previous employment are the property of the Company and that any rights therein now held or hereafter acquired by him individually or in any capacity are hereby transferred and assigned to the Company.

(b) The Executive further agrees that any inventions, discoveries or trade secrets relating to the business of the Company made or found by him during the course of his employment duties hereunder will be the property of the Company and that any rights therein now owned or hereafter acquired by him individually or in any capacity are hereby transferred and assigned to the Company.

(c) Any confirmatory, assignments, documents or instruments of any nature necessary to carry out the intent of subsections (a) and (b) above requested by the Company shall promptly be executed and delivered by the Executive without further compensation therefor, whether or not the Executive is at the time employed by the Company.

(d) Any provision of this Agreement requiring the Executive to assign his rights in any invention shall not apply to an invention which qualifies fully under the provisions of Section 2870 of the California Labor Code, which provides that such requirements to assign “shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities or trade secret information, except for those inventions that either: (1) relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer [or] result from any work performed by the employee for the employer.”

13. Confidentiality and Non-Competition.

(a) The Executive shall not during the term of this Agreement or at any time thereafter use (other than in the performance of his duties to the Company), divulge or disclose or cause to be used, divulged or disclosed to any person, firm or corporation (except as required by law or with the prior approval of the Company) any information concerning the business, inventions, discoveries, suppliers, customers, prices, clients, affairs, marketing strategies or other trade secrets of the Company that he may have acquired in the course of, or incident to, his employment by the Company.

(b) The obligations of confidentiality and nonuse set forth in (a) above shall not apply to information which is or becomes published in any written document or otherwise is or becomes a part of the public domain without breach of the aforementioned obligations by the Executive.

(c) As a material inducement for the Company to enter into this Agreement, and expressly in exchange for the performance of the Company’s obligations under this Agreement, the Executive hereby covenants and agrees that:

(i) during the term of this Agreement and for a period of two (2) years thereafter (or, if this Agreement is terminated, the two (2) year period following such termination) he will not, either on his own account or directly or indirectly in conjunction with or on behalf of any person, firm or company, solicit or attempt to solicit any current, future or prospective person who is then, or within twelve (12) months prior thereto had been, an officer, manager or employee of the Company or any of its affiliate; and

(ii) during the term of this Agreement, he will not, either on his own account or directly or indirectly in conjunction with or on behalf of any person, firm or company, carry on or be engaged, concerned or interested in, give advice to or devote any material time to the affairs of, any trade or business competing with the current, future or proposed trade or business of the Company or any of its affiliates, or take advantage of any opportunity in any way related to the current, future or proposed business of the Company or any of its affiliates.

14. Notices. All notices or deliveries authorized or required pursuant to this Agreement shall be deemed to have been given when in writing and personally delivered or when deposited in the U.S. mail, certified, return receipt requested, postage prepaid, addressed to the parties at the following addresses or to such other addresses as either may designate in writing to the other party:

To the Company:

Anna’s Linen Company

Attn:

To the Executive:

Alan Gladstone

15. Entire Agreement. This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof and shall not be modified in any manner except by instrument in writing signed, by or on behalf of, the parties hereto. This Agreement shall be binding upon and inure to the benefit of the heirs, successors and assigns of the parties hereto.

16. Arbitration. Any controversy concerning or claim arising out of or relating to this Agreement shall be settled by final and binding arbitration in Orange County, California at a location specified by the party seeking such arbitration.

(a) The Arbitrators. Any arbitration proceeding shall be conducted by three (3) Arbitrators and the decision of the Arbitrators shall be binding on all parties. Each Arbitrator shall have substantial experience and expert competence in the matters being arbitrated. The party desiring to submit any matter relating to this Agreement to arbitration shall do so by written notice to the other party, which notice shall set forth the items to be arbitrated, such party’s choice of Arbitrator, and such party’s substantive position in the arbitration. The party receiving such notice shall, within fifteen (15) days after receipt of such notice, appoint an Arbitrator and notify the other party of its appointment and of its substantive position. The Arbitrators appointed by the parties to the Arbitration shall select an additional Arbitrator meeting the aforedescribed criteria. The Arbitrators shall be required to render a decision in accordance with the procedures set forth in Subparagraph (b) below within thirty (30) days after being notified of their selection. The fees of the Arbitrators shall be equally divided amongst the parties to the arbitration.

(b) Arbitration Procedures. Arbitration shall be conducted in accordance with the California Arbitration Act, except to the extent the provisions of such Act are modified by this Agreement or the subsequent mutual agreement of the parties. Judgment upon the award rendered by the Arbitrator(s) may be entered in any court having jurisdiction thereof. Any party hereto may bring an action, including a summary or expedited proceeding, to compel arbitration of any controversy or claim to which this provision applies in any court having jurisdiction over such action in Orange County, California, and the parties agree that jurisdiction and venue in Orange County, California are appropriate and approved by such parties.

17. Applicable Law. This Agreement shall be governed and construed in accordance with the laws of the State of California.

18. Assignment. The Executive acknowledges that his services are unique and personal. Accordingly, the Executive may not assign his rights or delegate his duties or obligations under this Agreement, except with respect to certain rights to receive payments as described in Section 7.

19. Headings. Headings in this Agreement are for convenience only and shall not be used to interpret or construe its provisions.

20. Severability. All clauses and covenants contained in this Agreement are severable, and in the event any of them shall be held to be invalid by any court, such clauses or covenants shall be limited as permitted under applicable law, or, if the same are not susceptible to such limitation, this Agreement shall be interpreted as if such invalid clauses or covenants were not contained herein.

21. Successors; Binding Agreement. The Company will require any successor to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle Executive to compensation from the Company in the same amount and on the same terms as Executive would be entitled to hereunder if Executive terminates his employment for Good Reason; provided, however, that nothing in this paragraph shall in any way be construed to diminish the amount of any payment to the Executive upon a Change in Control Termination, and the right of the Executive to receive such a payment shall be independent of the rights provided herein. The Company’s rights and obligations under this Agreement shall inure to the benefit of and shall be binding upon the Company’s successors and assigns.

22. Further Covenants. The parties shall execute such additional documents and instruments consistent with this Agreement to effect the purposes and intention of this Agreement.

23. Legal Representation. The Executive hereby confirms that he is not represented by Miller & Holguin and that he has been advised to seek the advice of independent counsel.

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IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first above written.

ANNA’S LINEN COMPANY

By:	/s/ Michael Harnetiaux
Michael Harnetiaux
Chief Financial Officer

EXECUTIVE:

/s/ Alan Gladstone
Alan Gladstone